Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors
Syntax Groups Corporation
We have audited the accompanying balance sheets of the Home and Personal Entertainment Business of Syntax Groups Corporation (the “Company”) as of June 30, 2005 and 2004 and the related statements of operations, owner’s net investment, and cash flows for each of the two years then ended and for the period from April 21, 2003 (inception) to June 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Home and Personal Entertainment Business of Syntax Groups Corporation as of June 30, 2005 and 2004, and the results of its operations and its cash flows for each of the two years then ended and for the period from April 21, 2003 (inception) to June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 3 to the financial statements, the Company has had numerous significant transactions with shareholders, and with individuals and entities that are related to, the officers and directors of the Company. Also as discussed in Note 3, the Company is currently and has historically been significantly dependent upon a related party as its supplier of product.
The accompanying financial statements have been prepared from the separate records maintained for the Home and Personal Entertainment Business and may not necessarily be indicative of the conditions that would have existed, or the results, if the Home and Personal Entertainment Business had been operated as an independent company. Accordingly, these financial statements are not intended to be a complete presentation of the financial statements of Syntax Groups Corporation.
/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
October 7, 2005

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Balance Sheets

	September 30,	June 30,
	2005	2005	2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$457,328	$1,803,782	$769,469
Restricted cash	—	—	500,000
Due from factor	7,201,956	8,513,103	—
Accounts receivable, net of allowance for doubtful accounts of $135,150 at September 30, 2005 and $159,902 and $42,429 at June 30, 2005 and June 30, 2004	7,131,725	7,059,861	2,358,415
Other receivables	92,292	—	—
Accounts receivable, related parties	162,509	43,323	1,756,898
Notes receivable, related parties	—	—	100,000
Inventories, including $38,426,105, $11,485,445 and $5,072,579 of net purchases from Taiwan Kolin Company Ltd. as of September 30, 2005, June 30, 2005 and June 30, 2004	38,428,647	15,139,114	7,083,706
Prepayment to Taiwan Kolin Company Ltd.	—	846,875	—
Other receivables	—	765,518	—
Deferred income taxes	4,833,500	2,060,200	607,300
Prepaid expenses and deposits	317,621	115,865	188,758

Total current assets	58,625,578	36,347,641	13,364,546

PROPERTY AND EQUIPMENT, NET	879,415	816,432	185,465
OTHER ASSETS
Loan receivable, Brillian Corporation	1,000,000	—	—
Deposits	45,687	45,686	63,700
Investment in DigiMedia Technology Co. Ltd.	555,322	424,048	424,048

Total other assets	1,601,009	469,734	487,748

TOTAL ASSETS	$61,106,002	$37,633,807	$14,037,759

LIABILITIES AND SHAREHOLDERS EQUITY
CURRENT LIABILITIES:
Loan payable-bank	$14,986,869	$12,049,284	$—
Notes payable	272,623	250,000	263,456
Notes payable, related parties	200,000	200,000	500,000
Current portion of long-term debt	10,677	10,677	1,250,000
Accounts payable, including $16,283,518, $0 and $2,892,641 due to Taiwan Kolin Company Ltd. at September 30, 2005, June 30, 2005 and June 30, 2004	20,904,325	9,286,602	7,890,537
Accrued rebates payable	1,474,856	1,382,755	1,082,809
Deferred warranty revenue, Taiwan Kolin Company Ltd.	3,124,782	1,994,788	277,666
Income taxes payable	3,695,064	1,509,673	74,151
Deposits from customers	768,781	30,362	545,445
Unearned trade discount, Taiwan Kolin Company Ltd.	—	—	551,740
Reserve for returns	173,754	1,393,530	34,117
Accrued liabilities-other	1,432,191	1,243,351	133,211

Total current liabilities	47,043,922	29,351,022	12,603,132

Long-term debt, net of current portion	—	—	824,790
Deferred income taxes	58,400	49,100	24,800
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS EQUITY (OWNER’S NET INVESTMENT)
Owner’s net investment	—	8,233,685	585,037
Common stock — $0.001 par value; 1,000 shares authorized, 100 shares issued and outstanding	1	—	—
Additional paid in capital	14,661,918
Accumulated deficit	(658,238)	—	—

	14,003,680	8,233,685	585,037

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$61,106,002	$37,633,807	$14,037,759

See accompanying notes to financial statements.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Statements of Operations

					Period from
	Three months ended				April 21, 2003
	September 30,				(Inception) to
	2005	2004	Years ended June 30,		June 30,
	(Unaudited)	(Unaudited)	2005	2004	2003
Net sales, including related party sales of $416,859 and $345,598 for the three months ended September 30, 2005 and 2004 and $320,792 and $8,793,772 for the years ended June 30, 2005 and 2004, respectively	$27,356,878	$9,657,518	$82,586,291	$30,616,266	$2,427,742
Cost of sales, including related party net purchases of $16,624,110 and $7,302,300 for the three months ended September 30, 2005 and 2004 and $60,166,366 and $3,302,328 for the years ended June 30, 2005 and 2004, respectively	21,738,384	8,416,328	71,825,310	28,351,279	2,690,216

GROSS PROFIT (DEFICIT)	5,618,494	1,241,190	10,760,981	2,264,987	(262,474)

OPERATING EXPENSES
Selling, distribution and marketing	3,165,703	371,287	2,800,625	841,741	5,606
General and administrative	2,808,391	1,000,418	6,895,571	2,118,700	101,833
Write-off of deferred offering costs	—	—	535,032	—	—
Depreciation and amortization	89,073	27,636	185,813	48,235	1,493

	6,063,167	1,399,341	10,417,041	3,008,676	108,932

INCOME (LOSS) FROM OPERATIONS	(444,673)	(158,151)	343,940	(743,689)	(371,406)

OTHER INCOME (EXPENSE)
Interest and other income	3,972	—	42,876	—	—
Interest expense	(296,146)	(32,628)	(326,252)	(217,572)	(15,693)

	(292,174)	(32,628)	(283,376)	(217,572)	(15,693)

INCOME (LOSS) BEFORE INCOME TAXES	(736,847)	(190,779)	60,564	(961,261)	(387,099)

Income tax expense (benefit)	78,609	(1,129)	77,746	(356,649)	(151,700)

NET LOSS	$(658,238)	$(191,908)	$(17,182)	$(604,612)	$(235,399)

See accompanying notes to financial statements.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Statements of Shareholders Equity

			Additional
			Paid in	Accumulated	Owner’s Net
	Shares	Amount	Capital	Deficit	Investment	Total
Balance, April 21, 2003	$—	$—	$—	$—	$—	$—
Net transfers from Syntax Groups Corporation	—	—	—	—	333,000	333,000
Net loss for the period ended April 21, 2003 (inception) through June 30, 2003	—	—	—	—	(235,399)	(235,399)

Balance, June 30, 2003	—	—	—	—	97,601	97,601
Net transfers from Syntax Groups Corporation	—	—	—	—	668,000	668,000
Investment in DigiMedia Technology Co. Ltd.	—	—	—	—	424,048	424,048
Net loss for the year ended June 30, 2004	—	—	—	—	(604,612)	(604,612)

Balance, June 30, 2004	—	—	—	—	585,037	585,037
Warrant issued for investment banking services	—	—	—	—	415,032	415,032
Net transfers from Syntax Groups Corporation	—	—	—	—	7,250,798	7,250,798
Net loss for the year ended June 30, 2005	—	—	—	—	(17,182)	(17,182)

Balance, June 30, 2005	—	—	—	—	8,233,685	8,233,685
Initial capitalization at spin off (unaudited)	1,000	1	8,233,684		(8,233,685)	—
Additional capital contribution from Syntax Groups Inc. (unaudited)	—	—	4,200,000	—	—	4,200,000
Value of stock options granted (unaudited)	—	—	2,228,233	—	—	2,228,233
Net loss (unaudited)	—	—	—	(658,238)	—	(658,238)

Balance, September 30, 2005 (unaudited)	1,000	$1	$14,661,917	$(658,238)	$—	$14,003,680

See accompanying notes to financial statements.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Statements of Cash Flows

					Period from
	Three months ended				April 21, 2003
	September 30,		Years ended June 30,		(Inception) to June 30,
	2005	2004	2005	2004	2003
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(658,238)	$(156,668)	$(17,182)	$(604,612)	$(235,399)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	89,073	27,636	185,813	48,235	1,493
Provision for inventory write-downs	4,165,314	721,966	726,343	703,548	175,000
Bad debts provision	—	104,443	117,473	13,014	29,415
Write-off of non cash deferred offering costs	—	—	415,032	—	—
Non cash stock option compensation	2,228,233	—	—	—	—
Warrants received from Brillian Corporation	(1,250)	—	—	—	—
Deferred income taxes	(2,764,000)	(638,300)	(1,428,600)	(430,000)	(152,500)
Changes in operating assets and liabilities:
Due from factor	1,326,442	(6,348,010)	(8,513,103)	—
Accounts receivable	(87,159)	1,291,067	(4,818,919)	(1,381,676)	(1,019,168)
Accounts receivable, related parties	(119,186)	93,257	1,713,575	(469,501)	(908,712)
Repayments (advances) of notes receivable, related parties	—	—	100,000	(100,000)	(1,824,746)
Inventories	(27,454,848)	(9,310,497)	(8,781,751)	(6,516,193)	—
Prepayment to Taiwan Kolin Company Ltd.	846,875	—	(846,875)	—	—
Other receivables	673,226	(22,452)	(765,518)	950,360	(1,014,060)
Prepaid expenses	(201,756)	(35,848)	72,893	(177,760)	(10,998)
Deposits	—	(4,880)	18,013	—	—
Accounts payable	11,617,723	13,021,189	1,396,065	4,558,028	3,332,509
Accrued rebates payable	92,101	(251,527)	299,946	1,082,809	—
Deferred warranty revenue	1,129,994	468,311	1,717,122	277,666	—
Income taxes payable	2,185,391	638,529	1,435,522	73,351	800
Deposits from customers	738,419	—	(515,083)	545,445	—
Unearned trade discount, Taiwan Kolin Company Ltd.	—	—	(551,740)	551,740	—
Reserve for returns	(1,219,776)	—	1,359,413	34,117	—
Accrued liabilities — other	58,817	(654,882)	1,110,140	129,244	3,967

Net cash used by operating activities	(7,354,605)	(1,091,906)	(15,571,421)	(712,185)	(1,622,399)

(Continued)

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Statements of Cash Flows
(continued)

					Period from
					April 21,2003
	Three months ended September 30,		Years ended June 30,		(Inception) to June 30,
	2005	2004	2005	2004	2003
	(Unaudited)	(Unaudited)
CASH FLOWS FROM INVESTING ACTIVITIES
Restricted cash	—	—	500,000	(500,000)	—
Loans to Brillian Corporation	(1,000,000)	—	—	—	—
Purchases of equipment	(152,056)	(267,938)	(816,780)	(215,016)	(20,177)

Net cash used by investing activities	(1,152,056)	(267,938)	(316,780)	(715,016)	(20,177)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from loan payable, bank	2,937,585	—	12,049,284	—	—
Proceeds from long term debt	—	—	—	2,074,790	—
Proceeds from notes payable	22,623	—	—	4,277,180	727,000
Proceeds from notes payable, related parties	—	—	600,000	862,800	900,000
Repayments of long term debt	—	(712,049)	(2,064,112)	(925,210)	—
Repayment of notes payable	—	(500,000)	(13,456)	(3,795,514)	(20,000)
Repayment of notes payable to related parties	—	—	(900,000)	(1,262,800)	—
Net transfers from Syntax Groups Corporation	4,200,000	1,942,800	7,250,798	668,000	333,000

Net cash provided by financing activities	7,160,208	730,751	16,922,514	1,899,246	1,940,000

NET INCREASE IN CASH	(1,346,454)	(593,854)	1,034,313	472,045	297,424
CASH AND CASH EQUIVALENTS, BEGINNING	1,803,782	769,468	769,469	297,424	—

CASH AND CASH EQUIVALENTS, ENDING	$457,328	$175,615	$1,803,782	$769,469	$297,424

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$220,876	$30,128	$310,192	$208,918	$15,693

Cash paid for income taxes	$500,000	$—	$69,924	$—	$—

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Warrants received from Brillian Corporation	$131,274	$—	$—	$—	$—

Investment in DigiMedia Technology Co. Ltd.	$—	$—	$—	$424,048	$—

Warrants Issued to Brean Murray	$—	$—	$415,032	$—	$—

See accompanying notes to financial statements

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of
Syntax Groups Corporation)
Notes to Financial Statements
Years Ended June 30, 2005, 2004 and 2003
1. Organization and Business
Syntax Groups Corporation (“Syntax”) was incorporated on April 21, 2003 as a California corporation. Syntax was formed to develop, market, and distribute various consumer and non-consumer electronics products such as DVD players and audio equipment through collaboration with third party companies in Asia. In the second quarter of fiscal 2004, Syntax changed the focus of its core business to concentrate on the sale of LCD TV products. Also in October 2003, Syntax acquired all of the issued and outstanding common stock of Lasertech Computer Distributor, Inc. (“Lasertech”), a California corporation focused on reselling personal computers and related peripheral equipment.
On March 4, 2005, Syntax formed a wholly-owned subsidiary, Syntax Corporation., a Nevada corporation (“Syntax Nevada”), in anticipation of a corporate reorganization (the “Reorganization”). On March 31, 2005, the Board of Directors of Syntax approved a resolution to distribute all of the issued and outstanding shares of Lasertech to Syntax’s shareholders of record as of March 31, 2005. This distribution was accomplished effective April 18, 2005. On April 18, 2005, Syntax and Syntax Nevada executed an Assignment Agreement and a related Assumption Agreement. Under the Assignment and Assumption Agreements, Syntax assigned all of its remaining assets to Syntax Nevada and Syntax Nevada assumed all of the remaining liabilities of Syntax. Such assets and liabilities consisted solely of the Home and Personal Entertainment Business of Syntax. Effective as of July 1, 2005, all of the assets and liabilities of the Company were assigned to Syntax Corporation, thereby completing the spin-off of the Home and Personal Entertainment business of Syntax Groups Corporation.
Merger Agreement
On July 12, 2005, Syntax announced that it had entered into an agreement with Brillian Corporation (“Brillian”) for Brillian to merge with Syntax in a stock-for-stock, tax free transaction.
Pursuant to and subject to the terms and conditions of the Agreement and Plan of Reorganization dated as of July 12, 2005 (the “Merger Agreement”) among Brillian, Syntax , and BRMC Corporation, a wholly owned subsidiary of Brillian (“BRMC”), BRMC will merge with and into Syntax, with Syntax surviving as a wholly owned subsidiary of Brillian (the “Merger”). At the effective time of the Merger, each outstanding share of Syntax common stock will be exchanged for approximately 1.6195 shares of Brillian common stock. This initial exchange rate is subject to adjustment at the closing of the Merger for subsequently issued shares and convertible securities such that the shareholders of the Syntax will own approximately 70% and Brillian stockholders will own approximately 30% of the fully diluted shares of the combined company at the closing of the Merger (the “Exchange Rate”). Each option, warrant, and right to purchase Syntax common stock issued by Syntax will become an option, warrant, or right to purchase shares of Brillian common stock at the Exchange Rate. The Merger, which is currently anticipated to close in the fourth calendar quarter of 2005, is subject to the approval of the stockholders of both Brillian and Syntax and other customary closing conditions. In addition, Brillian is required to meet certain manufacturing thresholds as a condition to closing. The Merger is intended to qualify as a tax-free reorganization and has been approved by the boards of directors of both companies.
Brillian and Syntax each agreed, subject to certain exceptions, to cause stockholder meetings to be held to consider approval of the Merger, and the boards of directors of both companies will recommend approval of the Merger to their stockholders. Brillian and Syntax have also agreed not to (1) solicit proposals relating

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
to the purchase of 20% or more of the assets or securities of their respective companies or any alternative business combination transaction, or (2) subject to specified exceptions, enter into discussions or negotiations concerning, or provide confidential information in connection with, such alternative transactions or business combinations. The Merger Agreement contains certain termination rights and provides that, upon termination of the Merger Agreement under specified circumstances, the terminating party may be required to pay the other party a termination fee of $3.5 million.
In connection with the execution of the Merger Agreement, Brillian and certain stockholders of Syntax entered into a Voting and Lock-Up Agreement (the “Voting Agreement”) pursuant to which such stockholders agreed (1) not to transfer any shares of Syntax capital stock held by them pending the closing of the Merger, and (2) to vote all of their shares of the Syntax capital stock in favor of approval of the Merger.
In addition, Brillian and certain stockholders of Brillian and Syntax have entered into a Stockholders’ Voting Agreement (the “Stockholders’ Agreement”) pursuant to which such stockholders agreed, effective as of the closing of the Merger, to vote their shares of Brillian common stock in favor of the election of certain individuals as directors of Brillian following the closing of the Merger and in favor of the recently completed financings by Brillian.
In connection with entering into the Merger Agreement, Brillian entered into employment agreements with a term of two years that become effective upon the closing of the Merger with each of the following individuals, who are each currently officers of Brillian or the Syntax: Vincent F. Sollitto Jr., Wayne Pratt, James Li, Thomas Chow, Michael Chan and Robert Melcher. The terms and conditions of these agreements are substantially similar and include, among other things, non-competition provisions, confidentiality and invention assignment provisions, severance payments in certain circumstances, and payments upon a change in control of Brillian if the employee is terminated in connection with the change in control.
2. Summary of Significant Accounting Policies
Basis of Presentation
The financial statements presented for the years ended June 30, 2005 and 2004 and for the period from April 21, 2003 (inception) through June 30, 2003 consist of the financial statements of the Home and Personal Entertainment Business of Syntax. Pursuant to guidance provided by the Securities and Exchange Commission with respect to circumstances when financial statements of entities other than a registrant are required to be included in filings with the Securities and Exchange Commission, the accompanying financial statements include the business component spun-off, i.e., only those assets, liabilities, revenues, and expenses directly attributable to the Company’s operations.
The financial information for periods herein is not necessarily indicative of what the financial position, results of operations, and cash flows would have been had the Company operated as a stand-alone entity during those periods.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates estimates and judgments, including those related to revenue, accounts receivable, inventories, property and equipment, income taxes, and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
Fair Value of Financial Instruments
The carrying amount of cash and cash equivalents, restricted cash, due from factor, accounts receivable, other receivables, accounts payable, accrued liabilities — other, loan payable — bank, notes payable, notes payable related parties, current portion of long term debt and notes receivable, related parties approximate fair value due to the short term maturities of these financial instruments.
Reclassification
Certain amounts have been reclassified in 2004 and 2003 to conform to the presentation in 2005.
Cash and Cash Equivalents
For purposes of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.
The Company’s cash receipts associated with the business are transferred to dedicated accounts owned by Syntax and all disbursements are made from such accounts. All deposits to such accounts from financing and investing activities of Syntax related to the Company’s business are included herein.
Restricted Cash
As of June 30, 2004, the Company had a certificate of deposit in the amount of $500,000 which was being held as security for a letter of credit issued on the Company’s behalf to Taiwan Kolin Company Ltd., one of the Company’s principal suppliers and a related party. The restriction on this certificate was released in November 2004 when the outstanding letter of credit expired.
Accounts Receivable / Due from Factor
The Company maintains an allowance for doubtful accounts not assigned to a factor and accounts assigned to factor with recourse for estimated losses resulting from the inability of customers to make required payments. The Company determines the adequacy of this allowance by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. If the financial condition of a customer were to deteriorate, additional allowances could be required. The balances in the allowance for doubtful accounts were $159,902 and $42,429 at June 30, 2005 and 2004, respectively.
Inventories
The Company purchases the majority of its products in major components that require minimum assembly prior to shipment to customers. All other products are purchased as finished goods ready to ship to customers.
Inventories at June 30, 2005 and 2004 are stated at the lower of cost (weighted average method) or net realizable value. Factory rebates and other allowances applicable to product purchases are treated as a reduction in product cost.
Vendor Allowances
The Company currently receives two types of vendor allowances: volume rebates that are earned as a result of attaining certain purchase levels and price protection, which is earned based upon the impact of market prices on a monthly basis. The Company also obtains incentives for technical assistance and market development that are earned as result of monthly purchase levels. All vendor allowances are accrued as earned, and those allowances received as a result of

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
attaining certain purchase levels are accrued over the incentive period based on estimates on purchases. The Company records the cash consideration received from a vendor in accordance with EITF 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, which states that cash consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and are recorded as a reduction of the Cost of Sales when recognized in the Company’s Statement of Operations.
Property and Equipment
The company’s machinery, equipment, office furniture is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold Improvements are amortized using the straight-line method over the original term of the lease or the useful life of the improvement, which ever is shorter. The company’s property and equipment is depreciated using the following estimated useful lives:

Machinery and equipment	3 years
Office furniture and fixtures	5 years
Building improvements	4 years
Major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not extend the useful lives of the assets are charged to operations as incurred.
Capitalized Software Costs
The Company capitalizes certain costs related to the acquisition of software and amortizes these costs using a straight-line method over the estimated useful life of the software, which is three years.
Investments
The Company accounts for its in investments in which the Company has less than a 20% interest at cost, and annually reviews such investments for impairment.
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount.
Deferred Income Taxes
The Company’s operations are included in Syntax’s consolidated U.S. federal and state income tax returns. The provision for income taxes has been determined as if the Company had filed separate tax returns for the periods presented. Accordingly, the Company’s effective tax rate could vary from historical rates depending on the Company’s future legal structure and tax elections. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities along with net operating loss and credit carryforwards, if it is more likely than not that the tax benefits will be realized on a stand-alone basis. To the extent a deferred tax asset cannot be recognized, a valuation allowance is established if necessary.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
Warranties
The Company typically warrants its products against defects in material and workmanship for a period of one year from purchase with on site service provided for certain of the Company’s products. As of June 30, 2004, the Company entered into an agreement with Kolin for reimbursement of the cost of the Company’s warranty expenses for units sold. The Company records these reimbursements from Kolin first as a reduction to the third party warranty costs, with the excess reimbursement amortized over a 12 month period and applied as a credit to cost of sales for units which have shipped to customers. The Company records reimbursements received from Kolin for units, which have not been shipped to customers as deferred warranty revenue (See Note 3, Related Party Transactions).
Owner’s Net Investment
Owner’s net investment represents the cumulative cash and non-cash investments from Syntax in the Company in addition to the cumulative income and losses generated by the Company’s operations.
Stock-Based Compensation
As permitted by SFAS No. 123R, “Accounting for Stock-Based Compensation,” the Company has elected to account for stock-based compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and will present the pro forma disclosure alternative of SFAS No. 123, as amended by SFAS No. 148. Accordingly, the Company will recognize compensation expense only if the fair value of the underlying common stock exceeds the exercise price of the stock option on the date of grant. Syntax issued stock options to employees of the Company on July 4, 2005, which are described more fully in Note 21, Subsequent Events. In accordance with SFAS 123R, the Company recognizes the fair value impact of the compensation granted to consultants and third parties as a charge to net income in the period that the services associated with the compensation are performed.
Revenue Recognition
The Company recognizes revenue from product sales, net of estimated returns, when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. The liability for sales returns is estimated based upon historical experience of return levels.
The Company records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price markdowns, promotions, other volume-based incentives and expected returns. Future market conditions and product transitions may require the Company to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Additionally, certain incentive programs require the Company to estimate based on industry experience the number of customers who will actually redeem the incentive. The Company also records estimated reductions to revenue for end user rebate programs, returns and costs related to warranty services in excess of reimbursements from its principal manufacturer based on historical experience. It is at least reasonably possible that the estimates used will change within the next year.
Shipping and Handling Costs
Shipping and handling costs associated with inbound freight are recorded in cost of sales and totaled $501,059 and $90,106 for the year ended June 30, 2004 and the period from April 21, 2003 (inception) to June 30, 2003. Shipping and handling related to the Company’s purchases of LCD-TV products from the Company’s principal manufacturer are included in the purchase price therefore there were no such costs recorded for the year ended June 30, 2005. Shipping and handling costs associated with freight out to customers are also included in cost of sales and totaled

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
$2,047,064 and $128,371 for the years ended June 30, 2005 and 2004, respectively and $249 for the period from April 21, 2003 (inception) to June 30, 2003. Shipping and handling charges to customers are included in sales and totaled $86,679 and $41,351 for the years ended June 30, 2005 and 2004, respectively. There were no shipping and handling charges to customers for the period from April 21, 2003 (inception) to June 30, 2003.
Advertising Costs
Advertising costs, which include cooperative advertising, media advertising and production costs, are recorded as selling, distribution and marketing expenses in the period in which the advertising first takes place. Advertising expense was $1,699,845 and $512,972 for the years ended June 30, 2005 and 2004, respectively, and $485 for the period from April 21, 2003 (inception) to June 30, 2003.
Segment Reporting
Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company’s management considers its business to comprise one segment for reporting purposes.
Recent Accounting Pronouncements
In November 2004, the FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29” (“SFAS 153”). The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The Company does not believe that the adoption of SFAS 153 will have a significant effect on its financial statements.
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R no later than July 1, 2005. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants.
In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. In addition, it carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle in most circumstances. The provisions of SFAS 154 are effective in fiscal years beginning after December 15, 2005. The Company plans to adopt SFAS No. 154 at the beginning of fiscal 2006.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.
3. Related Party Transactions
Customers, Sales and Accounts Receivable
Through June 30, 2004, Lasertech Computer Distributor, Inc. (“Lasertech”) was a significant customer of the Company, representing $8,793,972 in sales, 29% of total net sales, for the year ended June 30, 2004 and $1,517,556 in sales, 62% of net sales, for the period from April 21, 2003 (inception) through June 30, 2003 (See Note 1, Organization and Business). For the year ended June 30, 2005, sales to Lasertech decreased to $320,792. Lasertech and Syntax have common management, directors and officers. Effective September 1, 2004, the Company and Lasertech share the same facility (See Note 17, Commitments). Also, during the year ended June 30, 2004, the Company reimbursed Lasertech $20,174 for participation as an additional insured in Lasertech’s commercial property, liability and commercial auto insurance policies as well as $2,861 for health insurance, $3,452 for office supplies and $81,989 for computers. During the year ended June 30, 2003, the Company reimbursed Lasertech $36,899 for participation as an additional insured in Lasertech’s commercial property, liability and commercial auto insurance policies. During the year ended June 30, 2005, the Company reimbursed Lasertech $77,404 for office supplies, $26,048 for computers and $3,086 for cellular telephone services. There were no accounts receivable balances due from Lasertech as of June 30, 2005.
Suppliers
On March 9, 2004, in conjunction with the Company’s plans to expand its product lines to include home entertainment products, including LCD televisions, Syntax entered into a Manufacturing Agreement with Taiwan Kolin Company Ltd. (“Kolin”), a manufacturer of LCD television products. This Manufacturing Agreement had an initial term of one (1) year and could be extended for up to five additional one year periods at Syntax’s option and Syntax has elected to extend this Manufacturing Agreement for one additional year. In conjunction with the execution of this Manufacturing Agreement, Syntax also entered into an additional agreement intended to govern the terms pursuant to which Kolin, Syntax and DigiMedia Technology Co, Ltd., the product research and development subsidiary of Kolin (“DigiMedia”), would form a strategic alliance through the acquisition by Kolin of up to 10% of the common stock of Syntax and the acquisition by Syntax of up to 10% of the common stock of DigiMedia. As of June 30, 2005, Kolin had purchased 2,034,683 shares of Syntax common stock representing a 9.73% of the outstanding stock of. As a result of the foregoing; Kolin and DigiMedia are considered related parties.
In March 2004, Syntax and Kolin also entered into three additional agreements which provide for rebates to Syntax on purchases from Kolin. Under these agreements, the Company receives a rebate equal to 3.0% of purchases for providing technical know how to Kolin, 2.5% for market development funds and volume incentive rebates up to 2.75% of purchases. The foregoing rebates issued by Kolin are issued monthly based upon units shipped from Kolin to the Company. In accordance with the Emerging Issues Task Force (“EITF”) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, the Company records these rebates as a reduction to the price of the products purchased upon receipt of the products and allocates such rebates to inventory and cost of sales accordingly. Rebates granted by Kolin applicable to goods in transit are recorded as amounts outstanding to Kolin until such goods are received.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
On September 8, 2004, Syntax entered into a five year exclusive Distribution Agreement with Kolin which grants Syntax the exclusive right to market and distribute products under the Kolin brand throughout North America.
For the years ended June 30, 2005 and 2004, Kolin and the Company agreed upon additional monthly lump sum rebates for price protection of $27,910,000 and $1,260,000 representing 25.4% and 13.5% of actual purchases from Kolin, respectively, which were credited to cost of sales in the years received as these price protection grants relate to inventory purchased from Kolin that had been sold to customers of the Company during the respective periods. In April 2005, the Company entered into an Agreement with Kolin whereby Kolin agreed that in no event shall the amount of the price protection to be issued by Kolin to the Company for any calendar month be less than eighteen percent (18%) of the amount invoiced by the Company to its customers for such calendar month. Accordingly, the Company records an 18% reduction in the value of inventory purchased from Kolin and a corresponding reduction in the accounts payable balance due to Kolin to reflect the impact of this guaranteed price protection on the Company’s balance sheet. As of June 30, 2005, the amount of the reduction in the value of inventory purchased from Kolin and the corresponding reduction in the accounts payable balance due to Kolin was $3,612,051.
As of June 30, 2004, Kolin had also granted an additional rebate in the amount of $1,400,000 for reimbursement of the Company’s market development costs, which was recorded as a trade discount and allocated to inventory ($512,076) and cost of sales ($336,184) pro rata based on units sold as a percentage of total shipments by Kolin through June 30, 2004. For goods in transit from Kolin, which were not recorded as inventory until received by the Company, $551,740 of the $1,400,000 was recorded as an unearned trade discount at June 30, 2004. The treatment of these rebates is in accordance with EITF Issue 02-16. The $512,076 allocated to inventory and the $551,740 unearned trade discount served to further reduce cost of sales for the year ended June 30, 2005, as the inventory to which these amounts had been applied had been sold during the period.
As of June 30, 2004, Syntax entered into an agreement with Kolin for reimbursement of the cost of the Company’s warranty expense for units sold. Through December 2004, Company had retained an independent third party to provide on-site service to consumers who purchase the Company’s LCD television products. The cost to the Company for this service was $10 per unit shipped. Since January 2005, the Company has provided on site service to consumers for warranty claims through a different third party which is billed to the Company on a case by case basis. Kolin has agreed to reimburse the Company varying amounts ranging from $10 to $100 per unit to cover the cost of these warranty expenses as well as the Company’s costs in administering the program and servicing units which cannot be serviced by the warranty providers. Kolin provides these per unit reimbursements at the time Kolin ships products to the Company. The Company records these reimbursements from Kolin first as a reduction to the third party warranty costs, with the excess reimbursement amortized over a 12 month period and applied as a credit to cost of sales for units which have shipped to customers. The Company records reimbursements received from Kolin for units which have not been shipped to customers as deferred warranty revenue. As of June 30, 2005 and 2004, deferred warranty revenue was $1,994,788 and $277,666, respectively. Recognized warranty reimbursements, which are recorded as a reduction in costs of sales, totaled $1,144,060 and $9,160 for the years ended June 30, 2005 and 2004, respectively.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
The following table shows the foregoing transactions with Kolin for the years ended June 30, 2005 and 2004:

			Balance Sheet
				Increase to
			Increase	Deferred	Increase to
	Total		(Decrease) to	Warranty	Unearned
	Purchases	Cost of Sales	Inventory	Revenue	Trade Discount
Year ended June 30, 2004
Purchases	$9,358,930	$3,355,684	$6,003,246	$—	$—
Rebates, based on percentage of purchases:
Market development	(244,041)	(96,719)	(147,322)	—	—
Technical development	(292,849)	(116,063)	(176,787)	—	—
Volume incentive	(156,510)	(62,028)	(94,482)	—	—
Excess warranty expense reimbursements	(326,895)	(49,229)	—	(277,666)	—
Price protection	(1,260,000)	(1,260,000)	—	—	—
Initial market development funds	(1,400,000)	(336,184)	(512,076)	—	(551,740)

Balance, June 30, 2004	$5,678,635	$1,435,461	$5,072,579	$(277,666)	$(551,740)

Year ended June 30, 2005
Purchases	$109,821,221	$93,302,953	$16,518,268	$—	$—
Rebates, based on percentage of purchases:
Market development	(2,938,872)	(2,508,335)	(430,537)	—	—
Technical development	(3,526,646)	(3,010,002)	(516,644)	—	—
Volume incentive	(3,247,192)	(2,773,601)	(473,591)	—	—
Excess warranty expense reimbursements	(3,172,610)	(1,177,822)	—	(1,994,788)	—
Price protection	(27,910,000)	(27,910,000)	—	—	—
Price protection guaranteed minimum	(3,612,051)	—	(3,612,051)	—	—

Net activity, year ended June 30, 2005	65,413,850	55,923,193	11,485,445	(1,994,788)	—
Prior year balances charged to cost of sales	4,243,173	4,243,173	—	—	—

Balance, June 30, 2005	$69,657,023	$60,166,366	$11,485,445	$(1,994,788)	$—

The total amount of rebates received by the Company from Kolin for the year ended June 30, 2005 is $37,379,760 and $1,920,223 for the year ended June 30, 2004.
The Company is currently and has historically been significantly dependant upon Kolin as a supplier of product. Although the Company believes that it could obtain product from other sources, the loss of Kolin as a supplier could have a material impact on the Company’s financial condition and results of operations as the products may not be available on the same terms from another supplier.
The following table shows the net accounts payable (prepayment) balance to Kolin as of June 30, 2005 and 2004:

	June 30,
	2005	2004
Unpaid Invoices	$2,765,176	$2,892,641
Price protection guaranteed minimum	(3,612,051)	—

Net (prepayment) accounts payable balance	$(846,875)	$2,892,641

In addition, the Company has been reimbursed by Kolin for $207,587 in payroll expenses and $222,391 in other operating expenses incurred by the Company on Kolin’s behalf during the year ended June 30, 2005.
Beginning in March, 2005, the Company began to receive billings from the United States Customs Service for duty on products being imported from Kolin (see Note 18, Contingencies). In as much as the Company purchase terms from Kolin include all costs of delivery inclusive of duties, Kolin has allowed the Company to apply all such costs paid by the Company, which totaled $2,027,325 against invoices for products payable to Kolin.
The Company also purchased products for resale from Lasertech totaling $57,803 and $1,866,867 for the years ended June 30, 2005 and 2004, respectively and $32,286 for the period from April 21, 2003 (inception) to June 30, 2003.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
Beginning in May 2005 through July 2005, the Company purchased tuners and AV module components used in the assembly of LCD TV products from the Riking Group (“Riking”), a Hong Kong based exporter and a related party, in that the President of the Riking Group is Thomas Chow, who is also the Chief Financial Officer of the Company, and the Riking Group is owned by a Hong Kong company that is controlled by Mr. Chow’s father. Riking had purchased these tuners and AV module components from Kolin and resold them to the Company. Mr. Thomas Chow receives no compensation from the Riking Group. For the year ended June 30, 2005, the purchases from Riking totaled $3,747,087. As of June 30, 2005, the accounts payable balance included $3,747,087 in outstanding invoices due to Riking.
Investment in DigiMedia Technology Co. Ltd.
On June 30, 2004, pursuant to a share purchase agreement between Syntax and Kolin, Syntax acquired 473,337 shares in DigiMedia Technology Co. Ltd., representing a 3.6% interest, in exchange for 141,439 shares of the common stock of Syntax valued at $424,048 which has been included in owners’ net investment on the Company’s balance sheet as of June 30, 2005 and 2004. DigiMedia is the research and development subsidiary of Kolin, the Company’s principal supplier for home entertainment products. The Company intends to collaborate with DigiMedia on future product development efforts. In as much as this investment is considered a strategic component of the Company’s relationship with Kolin, it has been included in the Company’s balance sheet.
Notes Receivable, Related Parties
As of June 30, 2004, the Company had loans outstanding to three officers: the Chief Executive Officer ($55,000), the President ($37,000) and the Vice President of Communications ($8,000). All of the foregoing advances were in the form of unsecured promissory notes payable on demand and non interest bearing and were repaid in full in March 2005.
Note Payable to Related Parties
On May 6, 2003, the Chairman of the Board of Syntax loaned the Company $100,000 and the Company executed a promissory note, payable on demand, with interest at 12% per year. The Chairman loaned the Company an additional $52,200 on July 7, 2003 on the same terms and conditions. Both loans were repaid in full in August 2003.
During the period from May 2003 through June 2003 Riking loaned the Company $800,000 in the form of promissory notes, payable on demand, with interest at 12% per annum. The Company repaid $300,000 of this loan in November 2003 and $500,000 on July 7, 2004. During the year ended June 30, 2005, Riking USA made two short term loans to the Company of $400,000 in February 2005 and $200,000 in May 2005, both of which were repaid within ten (10) days. On June 3, 2005, Riking loaned the Company $200,000 which was outstanding as of June 30, 2005. Interest paid to the Riking Group totaled $7,162, $64,933 and $7,877 for the years ended June 2005, 2004 and 2003, respectively.
During the year ended June 30, 2004, the Company borrowed $562,800 from related parties including Lasertech ($362,800), the Company’s Chief Operating Officer ($112,800), the Company’s Chief Executive Officer ($35,000) and the Company’s Chairman of the Board ($52,200). All of these loans were in the form of promissory notes, payable on demand, with interest at 12% per annum. During the year ended June 30, 2004, all of the related party loans were repaid in full. Interest expense for the foregoing notes payable totaled $6,658 and $1,839 for the year ended June 30, 2004 and the period from April 21, 2003 (inception) through June 30, 2003, respectively.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
4. Due from Factor
On July 27, 2004, Syntax entered into a four party agreement (the “CIT Agreement”) between Syntax, CIT Commercial Services Inc. (“CIT”), Kolin, and Hsin Chu International Bank, the bank used by Kolin (“HCIB”). Pursuant to the agreements which governed this transaction, Syntax assigned collection of all existing and future accounts receivable of the Company to CIT, subject to CIT’s approval of the account. Syntax further assigned 100% of the proceeds to be collected by CIT from such accounts receivable to HCIB on behalf of Kolin. The credit risk for all accounts approved by CIT was assumed by CIT. Syntax agreed to pay fees to CIT of 0.06% of gross invoice amounts approved by CIT plus 0.005% for each thirty day period such invoices were outstanding, subject to a minimum fee per calendar quarter of $45,000. In December 2004, Syntax entered into a bank line of credit (see Note 9, Loan Payable, Bank) which altered the terms of this agreement in that the funds collected by CIT pursuant to the CIT Agreement are now remitted to Syntax which is required to apply 80% of such collections to reduce the balance of the new bank loan and Kolin and HCIB were no longer parties to the CIT Agreement.
As of June 30, 2005, the Company had assigned $9,960,692 including $2,176,040 of accounts receivable for which CIT had not assumed the credit risk. As of June 30, 2005, the Company has recorded an allowance for doubtful accounts applicable to the accounts receivable for which CIT had not assumed the credit risk of $40,046. In addition, the Company has recorded as offsets against the amounts due from CIT of $1,407,543 for allowances for markdowns, advertising, rebate and other promotional programs provided to customers prior to June 30, 2005.
5. Accounts Receivable
The Company does not assign certain of it accounts to CIT, primarily because the accounts are outside of the United Sates or because CIT has not approved the customer or the terms of such customers or invoice terms are not within the parameters acceptable to CIT. The Company’s accounts receivable at June 30, 2005 and 2004 are as follows:

	June 30,
	2005	2004
Accounts receivable, gross	$7,179,716	$2,400,844
Allowance for doubtful accounts	(119,855)	(42,429)

Accounts receivable, net	$7,059,861	$2,358,415

The accounts receivable shown above are after the Company has recorded an allowance for customer deductions for marketing and other related expenses granted by the Company to reduce outstanding accounts receivable by $144,451, $212,250 and $135,291 as of June 30, 2005 and 2004, respectively.
6. Other Receivables
As of June 30, 2005, the Company had $765,518 due from an unrelated vendor from whom the Company had purchased computer products which occurred as a result of the Company’s return of products under warranty after all accounts had been settled. This balance was paid in full by the vendor in August 2005.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
7. Prepaid Expenses
The Company’s prepaid expenses consist of prepayments to suppliers for inventory purchases and other expenses as follows:

	June 30,
	2005	2004
Supplier deposits	$—	$148,000
Prepaid trade show expenses	51,390	29,760
Prepaid rent	45,000	10,998
Other	19,475	—

	$115,865	$188,758

8. Inventories
Inventories consist of the following:

	June 30,
	2005	2004
Components to be assembled	$1,429,371	$4,503,921
Finished goods	13,709,743	2,579,785

Total	$15,139,114	$7,083,706

The Company writes down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required. Inventory write-downs totaled $1,604,891 and $878,548 for the years ended June 30, 2005 and 2004, respectively. Factory rebates and other allowances, consisting of $5,032,823 and $930,667 as of June 30, 2005 and 2004, respectively, applicable to products purchased and still in inventory, are treated as a reduction in product cost and have been allocated to ending inventory.
9. Property and Equipment
Property and equipment consisted of the following:

	June 30,
	2005	2004
Machinery and equipment	$549,600	$213,068
Office furniture and fixtures	70,698	20,459
Software	251,627	—
Building improvements	180,048	1,666

	1,051,973	235,193
Less: accumulated depreciation	(235,541)	(49,728)

Total	$816,432	$185,465

Depreciation and amortization expense totaled $185,813 and $48,235 for the years ended June 30, 2005 and 2004, respectively and $1,493 for the period from April 21, 2003 (inception) to June 30, 2003.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
10. Loan Receivable Brillian Corporation
On September 16, 2005, Syntax entered into a note and warrant purchase agreement (the “Purchase Agreement”) with Brillian. Under the agreement, Syntax will advance Brillian up to $3,000,000 over a period of three months pursuant to terms and conditions of the junior secured subordinated note dated as of September 16, 2005 (the “Note”).
The Note has a term of three years and matures on September 16, 2008. The Note bears interest at the rate of 7% per annum, payable monthly beginning on September 30, 2005. Brillian may, in its discretion, elect to pay interest on the Note in cash or in shares of its common stock. Upon the occurrence of certain events of default, the full aggregate principal amount outstanding under the Note, together with interest and other amounts owing, becomes immediately due and payable. The Note is subordinate to our indebtedness existing as of September 16, 2005, including without limitation our outstanding convertible debentures. In connection with the issuance of the Note, Brillian entered into a security agreement granting Syntax a junior security interest in certain of Brillian’s property to secure its obligations under the Note.
In addition, for each $250,000 advance made to Brillian by Syntax under the Note, Brillian will issue to Syntax a warrant to purchase 12,500 shares of our common stock, which is a maximum of 150,000 shares of Brillian common stock if Syntax advances the entire $3,000,000 under the Note (the “Warrants”). The Warrants will have an exercise price, subject to certain adjustments, equal to the daily volume weighted average price of Brillian’s common stock on the date of issuance plus $0.13 or, if the date of issuance is not a trading day, then such price on the trading day immediately preceding the date of issuance. The Warrants will become exercisable on or after the 181st day from the date of issuance and expire on the fifth anniversary of the date of issuance. The Warrants may be exercised only for full shares of our common stock. Brillian will issue cash in lieu of fractional shares of our common stock. The Warrants do not grant the holders thereof any voting or other rights of our stockholders.
On September 16, 2005, Syntax made an initial advance to Brillian under the Note in the amount of $750,000 and Brillian issued a Warrant to purchase 37,500 shares of our common stock to Syntax on September 16, 2005 with an exercise price of $3.24. On September 23, 2005 another advance of $250,000 was made to Brillian and Brillian issued a warrant to purchase 12,500 shares to Syntax with an exercise price of $3.14.
11. Loan Payable, Bank
On December 10, 2004, Syntax entered into a Business Loan Agreement for a $10,000,000 credit facility with Preferred Bank. Pursuant to the terms of this agreement, the Company was permitted to receive cash advances up to the lesser of $5,000,000 or 80% of eligible accounts receivable and 25% of eligible inventory (the “Borrowing Base”). In addition, the facility provides for the issuance of letters of credit to Kolin, with such amounts not included in the Borrowing Base, up to an aggregate of $10,000,000. Accounts receivable eligible to be included in the Borrowing Base include amounts previously assigned to CIT in accordance with CIT Agreement, which remains substantially unchanged, other than that the funds collected by CIT pursuant to the CIT Agreement are now remitted to the Company which is required to apply 80% of such collections to reduce the balance of the loan to Preferred Bank. The loan is secured by a lien on all assets of the Company. Interest on cash advances is charged at Preferred Bank’s prime rate plus 1%. Additional requirements of this credit facility are that Kolin subordinate $5,000,000 of its balance due from the Company to Preferred Bank, the Company maintains an average compensating balance of at least $400,000 and that the Company be profitable each annual period with minimum income before taxes for the year ended June 30, 2005 equal to 0.4% of net sales. The loan is also personally guaranteed jointly and severally by the following individuals: James Ching Hua Li — Chief Executive Officer and director; Thomas Man Kit Chow — Chief Financial Officer and director; Tony Tzu Ping Ho — Chairman of the Board; Roger Kao — director (and Vice President of Kolin) and; Michael Chan — Chief Operating Officer and director.
On March 25, 2005, the Company entered into a new Business Loan Agreement with Preferred Bank under terms substantially the same as the previous loan agreement except for: 1) The aggregate facility was increased from

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
$10,000,000 to $12,000,000; 2) the Borrowing Base was increased to $7,000,000 from $5,000,000 with a $2,000,0000 limitation on eligible inventory and trust receipts and acceptances issued for inventory; 3) the new agreement requires repayment of advances within 60 days from the date of the advance and repayment of trust receipts within 90 days from the date of booking and; 4) the new agreement provides up to 33% of accounts receivables not approved by CIT to be included for determining advances within Borrowing Base. The remaining provisions regarding the interest rate, personal guarantors, compensating balances and annual profitability remained unchanged.
On June 13, 2005, the Company entered into a new Business Loan Agreement with Preferred Bank under terms substantially the same as the previous loan agreement except for; 1)The aggregate facility was increased from $12,000,000 to $17,500,000; 2) the Borrowing Base was increased to the lesser of $17,500,000 or the sum of 80% of the accounts approved and assigned to CIT plus 33% of the non-approved accounts assigned to CIT plus 40% of eligible inventory, up to a maximum of $5,000,000, with the following limitations:
a)	$17,500,0000 limitation for the issuance of letters of credit not subject to a borrowing base;

b)	$15,000,000 for trust receipts and acceptances up to 90 days subject to the borrowing base;

c)	$2,000,000 for trust receipts and general working capital for up to 60 days subject to the borrowing base;

d)	The amounts in (b) plus (c) shall not exceed $15,000,000;

e)	The amounts in (a), (b) plus (c) shall not exceed $17,500,000.

f)	Interest to be charged at Preferred Bank’s prime rate (6.25% at June 30, 2005) plus 0.5%.
In addition, the Company agreed to subordinate payment of $5,000,000 of the balance due Kolin to the amounts outstanding under this facility. The remaining provisions regarding the interest rate, personal guarantors, compensating balances and annual profitability remained unchanged.
The Company had $12,049,284 outstanding under this loan facility as of June 30, 2005 and interest expense for the year ended June 30, 2005 totaled $186,817.
As of June 30, 2005, the Company was in default under the Business Loan Agreement for this credit facility in that the Company failed to maintain an accounts payable balance in excess of $5,000,000 to Kolin as of June 30, 2005 as required by the subordination discussed above and the Company exceeded its Borrowing Base limitation by $316,798. The Company has obtained a waiver from Preferred Bank for the defaults as of June 30, 2005.
12. Accrued Rebates Payable
The Company provides manufacturer rebate programs to its retail customers for its LCD-TV products and for which the Company provides all redemption and processing services. Based upon an analysis of the programs offered during the year ended June 30, 2005, the Company has recorded an accrual for outstanding rebates of $1,050,000 as of June 30, 2005 for these programs. For the year ended June 30, 2005, the Company recognized a reduction in net sales of $1,681,775 as a result of these programs.
In addition, the Company works through third parties for the processing of rebates for its LCD-TV products when required to do so by specific retail customers. Amounts due for these programs are invoiced by such third party companies and reimbursed by the Company. As of June 30, 2005, the Company had $332,755 included in accrued rebates payable for these programs and had recognized a reduction in net sales for the year ended June 30, 2005 of $921,872 as a result of these third party rebate programs.
The Company had contracted with Global Fulfillment Services, Inc (“GFS”) to service its various customer rebate and customer purchase incentive programs. This contract was subsequently terminated in September 2004 at which time the Company assumed direct responsibility for fulfillment of all rebate and customer purchase incentive programs. Based upon data received from GFS, the Company had an outstanding balance for rebates from GFS processed claims

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
of $1,082,809 as of June 30, 2004. As of June 30, 2005, $340,355 in rebates processed by GFS had never been claimed by customers and were accordingly reclassified as a reduction in rebate allowances for the period.
13. Other Accrued Liabilities
Other accrued liabilities consist of the following:

	June 30,
	2005	2004
Freight	$272,358	$—
Commissions	206,697	30,088
Customer allowances	211,563	—
Payroll expenses	185,022	63,201
Warranty expenses	109,986	—
Other	257,725	39,922

	$1,243,351	$133,211

14. Notes Payable
During the period from April 21, 2003 (inception) through June 30, 2003, the Company borrowed $727,000 from unrelated third parties. All of these loans were in the form of demand promissory notes with interest at 12% per annum. As of June 30, 2003, $20,000 in principal of these loans had been repaid to unrelated parties resulting in a balance outstanding as of June 30, 2003 of $707,000.
During the year ended June 30, 2004, the Company borrowed an additional $4,277,180 from various unrelated third parties. All of these loans were in the form of demand promissory notes with interest at 12% per annum. During the year ended June 30, 2004, the Company repaid $4,734,180 in principal to these unrelated parties, leaving a balance due three unrelated third parties of $250,000. In addition, during the year ended June 30, 2004, the Company borrowed $1,500,000 from an individual who is also the Chairman of the Board of ECS, one of the Company’s principal suppliers, in the form of a demand promissory note with interest at 5%, of which $1,486,544 was repaid during the year ended June 30, 2004 leaving a balance due as of June 30, 2005 of $13,456.
During the year ended June 30, 2005, the Company repaid $13,456 in principal to the unrelated parties, leaving a balance due two unrelated third parties of $250,000.
Interest expense for notes payable, unrelated parties totaled $30,000 and $145,981 for the years ended June 30, 2005 and 2004, respectively, and $5,977 for the period from April 21, 2003 (inception) to June 30, 2003.
15. Long -Term Debt
In November 2003, the Company borrowed $2,000,000 from an individual who is also the Chairman of the Board of ECS, one of the Company’s principal suppliers, pursuant to a term loan agreement. The loan is due and payable November 2008, unless paid sooner at the option of the Company, with interest payable annually at a rate of 5%. In December 2003, the Company borrowed an additional $1,000,000 from this same lender and pursuant to the same terms and conditions as the previous loan. As of June 30, 2005, the Company had elected to make principal payments to date totaling $2,989,323 and anticipates that the remaining $10,677 in outstanding principal will be made within the next 12 months. As a result, the Company has classified the balance of this loan as being due within one year as of June 30, 2005.
Interest expense for this loan totaled $53,677 and $83,444 for the years ended June 30, 2005 and 2004, respectively.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
16. Major Customers and Suppliers
At June 30, 2005, the Company had two non-related party customers that accounted for $3,482,465 or 44% and $3,981,465 or 51%, respectively, of the Company’s outstanding and unassigned accounts receivable. Accounts receivable that are assigned to CIT (see Note 4, Due From Factor) are not included herein as the credit risk is assumed by CIT. For the year ended June 30, 2005,
For the year ended June 30, 2005, the Company had three customers, which accounted for 20%, 14% and 17% respectively of net sales. At June 30, 2004, the Company had two non-related party customers that accounted for $409,260 and $264,420 or 15.9% and 10.1%, respectively, of outstanding accounts receivable from unrelated parties and one non-related party customer that accounted for $4,265,326 in sales or 14.0% of total sales for the year.
The Company had two non-related party customers that accounted for $426,624 and $369,940 in sales or 14% and 13%, respectively, of total sales for the period from April 21, 2003 (inception) to June 30, 2003.
From the Company’s inception through March 2004, the Company’s principal products were home computer products purchased from Elite Computer Systems Ltd. (“ECS”), a non-related party. Subsequent to March 2004, the Company’s principal products are LCD television products purchased from Taiwan Kolin Company Ltd., a related party (“Kolin”) (see Note 3, Related Party Transactions). Total purchases from ECS were $ 20,702,521 for the year ended June 30, 2004 and $4,217,542 for the period from April 21, 2003 (inception) to June 30, 2003, representing 57% and 99% of total purchases for those periods, respectively. In addition, subsequent to June 30, 2004, ECS agreed to issue credits to the Company totaling $750,000 representing reimbursement of 50% of the Company’s costs related to a rebate program offered to the Company’s customers during the year ended June 30, 2004 to support sales of products purchased from ECS.
Total purchases from Kolin were $109,821,221 and $ 9,358,930, or 93% and 26% of total purchases for the year ended June 30, 2005 and 2004, respectively.
17. Concentration of Cash and Credit Risk
Financial instruments, which potentially subject Syntax to concentrations of credit risk, consist principally of cash and cash equivalents, accounts receivable and recourse amounts due from factor. The Company maintains its cash in bank accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes they are not exposed to any significant risk on their cash balances.
Concentrations of credit risk with respect to accounts receivable are normally limited due to the number of customers comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.
18. Customers Outside Of The United States
Sales to customers outside of the United States consisted sales to Asia of 24.2% of total sales and sales to South America of 0.1% of total sales for the year ended 2005 and sales to Asia of 6.0% of total sales and sales to South America of 0.7% of total sales for the year ended June 30, 2004 as follows:

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)

	Years ended June 30,
	2005	2004
U.S. sales	$62,493,037	$28,592,292
Asia sales	20,011,675	1,820,839
South America sales	81,579	203,135

	$82,586,291	$30,616,266

19. Commitments
Lease commitments
On June 4, 2004, Syntax and Lasertech, jointly and severally, entered into a lease for a new facility, which Syntax, the Company and Lasertech occupied in September 2004. The lease is for a term of four years commencing September 1, 2004. Annual rent for the first two years is $540,000 with cost of living increases in years three and four. In addition, the lease requires a monthly payment of $950 for common area expenses. By agreement between Syntax, Kolin and the Company, initial monthly rental payments are allocated as follows: $21,975 to the Company, $18,380 to Lasertech, $4,595 to Kolin (for on-site storage) and $1,000 to an unrelated third party for September and October 2004 only. Beginning December 2004, the rent allocation was changed as follows: $27,570 to the Company, $13,785 to Lasertech and $4,595 to Kolin. A security deposit totaling $90,000 securing this lease was paid by the Company and $36,000 of this deposit was paid by Lasertech and $9,000 paid by Kolin. The Company’s share of the future minimum lease payments on the rental commitments pursuant to this lease are as follows:

Year Ending	Minimum Lease
June 30,	Payments
2006	$330,840
2007	330,840
2008	330,840
2009	55,140

Total	$1,047,660

Consulting Agreements
Syntax entered into a one-year consulting agreement in April 2004 with an unrelated consultant to provide advice and assistance to develop the Company’s operations and business. Under the terms of the agreement, the Company pays a consulting fee of $2,000 per month. Total fees paid for this consulting obligation for the year ended June 30, 2005 and 2004 were $24,000 and $6,000 respectively.
Syntax entered into a three-year consulting agreement in March 2004 with an unrelated party, to provide advice and assistance to develop the Company’s operations and business in Canada and provide customer service and technical support for Canadian customers. Under the terms of the agreement, the Company paid fees of $8,000 to $23,000 per month. Total fees paid for this consulting obligation for the year ended June 30, 2005 and 2004 were $204,870 and $24,000 respectively.
Syntax entered into a one-year consulting agreement in February 2005 with an unrelated consultant to provide advice and assistance to develop the Company’s MIS systems. Under the terms of the agreement, the Company pays a consulting fee of $5,000 per month. Total fees paid for this consulting obligation for the year ended June 30, 2005 were $25,000.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
20. Deferred Offering Costs
On November 19, 2004, the Company entered into an agreement with Brean Murray & Co. Inc. (“BMCI”) to engage BMCI as its exclusive corporate finance advisor, specifically to provide advice and act as the Company’s placement agent with regard to private placement of the Company’s equity and evaluating and consummating a transaction with potential reverse merger candidates (the “BMCI Agreement”). The Company paid to BMCI a non refundable retainer of $120,000 in November 2004. In addition, BMCI was to receive a five year warrant to acquire 1% of Syntax’s common stock, or 193,940 shares as of November 19, 2004, at an exercise price equal to the $4.50 per share. The warrant provides for transferability to employees, officers and directors of BMCI, permits cashless exercise and grants BMCI at least two demand registration rights and unlimited piggyback registration rights with the Company bearing all costs of such registration. The Company has valued these warrants in accordance with the Black-Scholes pricing model utilizing a historic volatility factor of 100%, a risk free interest rate of 5.0% and an expected life for the warrants of five years, yielding a value of $2.14 per warrant, for a total of $415,032.
In addition, for any equity transaction, BMCI would receive 8% of the gross proceeds raised by Syntax from any source for a period ending one year from the date the BMCI Agreement is terminated. In addition, BMCI is to receive a warrant to purchase the equivalent value of 10% of each equity transaction consummated by the Company. These warrants will also provide for transferability to employees, officers and directors of BMCI, permit cashless exercise and grant BMCI at least two demand registration rights and unlimited piggyback registration rights with the Company bearing all costs of such registration. The term of the BMCI Agreement was for a period of twelve months.
On June 27, 2005, the Company and BMCI agreed to amend the foregoing BMCI Agreement as follows:
a)	Effective from November 19, 2004 until such time as the Company consummates a transaction that causes the Company to become a publicly traded entity, the amount due to BMCI for equity transactions consummated by the Company with parties not introduced to the Company by BMCI or parties that are not existing shareholders, the amount due to BMCI is reduced from 8% to 2% and the provisions regarding warrants for these transactions is waived.

b)	Effective from November 19, 2004 until such time as the Company consummates a transaction that causes the Company to become a publicly traded entity, the amount due to BMCI for equity transactions consummated by the Company with parties that are existing shareholders, the amount due to BMCI is reduced from 8% to 0% and the provisions regarding warrants for these transactions is waived.

c)	Effective as of the date the Company consummates a transaction that causes the Company to become a publicly traded entity the BMCI Agreement is reinstated in full force and effect for a period of six months.
As a result of transactions consummated by the Company from November 19, 2004 through March 31, 2005 pursuant to (a) above, the Company accrued $15,200 in additional fees due to BMCI. The foregoing has been recorded as an expense for the year ended June 30, 2005 in as much as on July 12, 2005, the Company announced that it had entered into an agreement with Brillian Corporation (“Brillian”) for Brillian to merge with the Company in a stock-for-stock, tax free transaction.
On September 15, 2005, Syntax entered in a new agreement with BMCI. This agreement supersedes the November 2004 agreement. Under the new agreement, BMCI agrees to provide advice to the Company in respect of its proposed merger with Brillian Corporation (the “Brillian Merger”). With regard to the Brillian Merger, upon the Company’s request, BMCI will endeavor to undertake certain investigations and reviews with regard to the rendering of an opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the Company in the Brillian Merger. The term of this new agreement shall commence upon he date of execution and shall continue until the earlier of the completion of the Brillian Merger or the one year, subject to cancellation by the

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
Company upon thirty days written notice by certified mail at any time. In the event the Brillian Merger is not consummated, upon the termination of discussions between the Company and Brillian Corporation, this new agreement will be cancelled and the November 2004 agreement will be reinstated up until the consummation of a going public transaction and related financing.
Pursuant to the new agreement, the Company has agreed to; a) an additional cash payment of $120,000 to BMCI and; b) issue a warrant to acquire 223,096 shares (1% of the outstanding stock of Syntax as of September 15, 2005) of the Company’s common stock at an exercise price equal to the lesser of $4.50 per share or 150% of the bid price of the common stock immediately after the completion of the Brillian merger, an increase of 29,156 shares of common stock over the warrant committed to in the November 2004 agreement. The foregoing warrant shall be exercisable any time before September 15, 2010 and shall; (i) be transferable to employees, officers, directors, designees and affiliates of BMCI, (ii) permit exercise on a cashless basis, (iii) grant BMCI unlimited piggyback registration rights, subject to customary Underwriter discretion (with all related costs to be the responsibility of the Company), (iv) be non-callable and (v) contain such other terms as are customarily included in warrants of this type. Accordingly, the Company will recognize an expense as of September 15, 2005 of $182,394 representing the $120,000 cash settlement the value of the additional 29,156 warrants not previously expensed valued in accordance with the Black-Scholes pricing model utilizing a historic volatility factor of 100%, a risk free interest rate of 5.0% and an expected life for the warrants of five years, yielding a value of $2.14 per warrant, for a total of $62,394.
In addition, the Company agreed to pay to BMCI upon closing of the Brillian merger an additional fee of $580,000.
21. Employee Stock Option Plan
On July 6, 2005, the Company approved its 2005 Stock Incentive, Deferred Stock and Restricted Stock Plan (“Plan”), which is effective as of June 10, 2005, that provides the granting of options to certain key employees. The total number of shares of common stock reserved and available for issuance under this Plan shall be 1,000,000 shares, such shares may consist of treasury stock or authorized but unissued shares. Options granted under the Plan are not to be less than 100% of the fair market value of the stock on the grant date, and shall not, in any event, be less than the par value of the stock. The option price per share of stock purchasable under a non-qualified stock option may be less than 100% of fair market value, but in no event less than 85% of such fair market value. If an employee owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company and an incentive stock option is granted to such employee, the option price of such option shall be no less than 110% of the fair market value of the stock on the grant date.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
22. Income Taxes
The Company’s deferred tax assets (liabilities) for federal and state income taxes as of June 30, 2005 and 2004 consisted of the following:

	June 30, 2005	June 30, 2004
Current deferred taxes
Reserve for returns	$193,400	$14,600
Inventory reserve	687,500	376,400
Deferred offering costs	177,800	36,800
Inventory capitalization	115,900	—
Allowance for discount	—	76,300
Deferred warranty revenue	854,600	118,900
Net operating loss
Other	31,000	(15,700)

	$2,060,200	$607,300

Non-current deferred taxes
Depreciation	(71,500)	(36,000)
Organization costs	22,400	11,200

	$(49,100)	$(24,800)

The following table presents the current and deferred income tax provision (benefit) for the years ended June 30, 2005 and 2004 and the period from April 21, 2003 (inception) to June 30, 2003:

	Current	Deferred	Total
Year Ended June 30, 2005
Federal	$1,193,041	$(1,133,800)	$59,241
State	314,005	(295,500)	18,505

Income tax provision (benefit)	$1,507,046	$(1,429,300)	$77,746

Year Ended June 30, 2004
Federal	$48,302	$(325,500)	$(277,198)
State	25,049	(104,500)	(79,451)

Income tax provision (benefit)	$73,351	$(430,000)	$(356,649)

Period from April 21, 2003 (inception) to June 30, 2003
Federal	$—	$(118,700)	$(118,700)
State	800	(33,800)	(33,000)

Income tax (benefit)	$800	$(152,500)	$(151,700)

The principal reasons for the difference between the income tax (benefit) and the amounts computed by applying the statutory income tax rates to the loss for the year ended June 30, 2004 and the period from April 21, 2003 (inception) to June 30, 2003, are as follows:

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)

			Period from
			April 21, 2003
	Year Ended	Year Ended	(Inception) to
	June 30, 2005	June 30, 2004	June 30, 2003
Tax benefit determined by applying the statutory federal income tax rate of 34% to the pretax accounting income (loss )	$20,592	$(326,800)	$(131,600)

State income taxes, net of federal benefit	12,395	(52,100)	800

Net operating loss	—	—	(21,000)
Permanent differences	51,640	23,000	2,000
Other, net	(6,881)	(749)	(1,900)

Income tax (benefit )	$77,746	$(356,649)	$(151,700)

Prior to the spin-off, the Company’s operations were included in the Syntax consolidated U.S. federal and state income tax returns. The provision (benefit) for income taxes for periods prior to the spin-off has been determined as if the Company had filed separate tax returns for the periods presented.
23. Contingencies
The Company is currently a party to various claims. The Company currently believes that the ultimate outcome of these claims, individually and in the aggregate, will not have a material adverse affect on the Company’s financial position or overall trends in results of operations. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the Company’s net income in the period in which the ruling occurs. The estimate of the potential impact from the various legal proceedings on the Company’s financial position or overall results of operations could change in the future.
On June 6, 2005, the Company’s principal source of product components and subassemblies, Taiwan Kolin Company Limited (Kolin), received a notice from Sony Corporation asserting two alleged patent infringements. The Company is assisting Kolin in evaluating the assertions made as well as the potential impact, if any on the business of the Company, and, based upon information received to date, believes that they will not have any material impact on the Company’s financial condition.
On June 1, 2005, the Company received a notice from Tri-Vision Electronics, Inc. asserting the Company owes Tri-Vision royalties for sales in Canada for V-Chip technology included in certain of the Company’s LCD-TV products. The Company is evaluating Tri-Vision’s claim however, given the limited sales activity to date in Canada, the Company believes that this claim will not have any material impact on the Company’s financial condition.
The Company has received notification from the U.S. Customs Service claiming $3,478,847 in additional import duties due for the Company’s products imported from Kolin as a result of a disagreement with the Company as to the correct product classification under which the products were imported. The Company intends to vigorously defend its position regarding the import classifications used. Further, in as much as the Company purchase terms from Kolin include all costs of delivery inclusive of duties, Kolin has affirmed in writing its agreement to reimburse the Company for any additional duty that may be deemed due and payable by the U.S Customs Service. Accordingly, the Company believes that this claim will not have any material impact on the Company’s financial condition.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
The Company does not believe that the aforementioned contingencies will have any impact on future cash flows of the entity.
24. Unaudited Notes to Interim Financial Statements
Basis of Presentation
The accompanying interim financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three months ended September 30, 2005, are not necessarily indicative of the results that may be expected for the year ending June 30, 2006.
Related Party Transactions
The Company receives from Kolin, its principal supplier and a related party, a rebate equal to 3.0% of purchases for providing technical know how to Kolin, 2.5% for market development funds and volume incentive rebates up to 2.75% of purchases. The foregoing rebates issued by Kolin are issued monthly based upon units shipped from Kolin to the Company. The Company records these rebates as a reduction to the price of the products purchased upon receipt of the products and allocates such rebates to inventory and cost of sales accordingly. Rebates granted by Kolin applicable to goods in transit are recorded as amounts outstanding to Kolin until such goods are received.
The Company agreed upon additional monthly lump sum rebates for price protection of $13,411,950 and $1,823,334 representing 22% and 8% of actual purchases from Kolin for the three months ended September 30, 2005 and September 30, 2004, respectively, which were credited to cost of sales as these price protection rebates relate to inventory purchased from Kolin that had been sold to customers of the Company during the respective periods. In April 2005, the Company entered into an Agreement with Kolin whereby Kolin agreed that in no event shall the amount of the price protection to be issued by Kolin to the Company for any calendar month be less than eighteen percent (18%) of the amount invoiced by the Company to its customers for such calendar month. Accordingly, the Company records this 18% guaranteed price protection as a reduction in the value of inventory purchased from Kolin and a corresponding reduction in the accounts payable balance due to Kolin to reflect the impact of this guaranteed price protection on the Company’s balance sheet. As of September 30, 2005, the amount of the reduction in the value of inventory purchased from Kolin and the corresponding reduction in the accounts payable balance due to Kolin was $7,199,909.
Kolin has agreed to reimburse the Company varying amounts ranging from $10 to $100 per unit to cover the cost of these warranty expenses as well as the Company’s costs in administering the program and servicing units which cannot be serviced by the warranty providers. Kolin provides these per unit reimbursements at the time Kolin ships products to the Company. The Company records these reimbursements from Kolin first as a reduction to the third party warranty costs, with the excess reimbursement amortized over the succeeding 12 month period and applied as a credit to cost of sales for units which have shipped to customers. The Company records reimbursements received from Kolin for units which have not been shipped to customers as deferred warranty revenue. As of September 30, 2005, deferred warranty revenue was $3,124,782. Recognized warranty reimbursements, which are recorded as a reduction in costs of sales, totaled $765,695 and $82,292 for the three months ended September 30, 2005 and 2004, respectively.

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
The following table shows the foregoing transactions with Kolin for the three months ended September 30, 2005 and 2004:

			Balance Sheet
				Increase to
			Increase	Deferred
	Total	Cost of	(Decrease)	Warranty
	Purchases	Sales	to Inventory	Revenue
Three months ended September 30, 2004
Purchases	$21,175,940	$4,716,152	$16,459,788	$—
Rebates, based on percentage of purchases:
Market development	(524,404)	(188,149)	(336,255)	—
Technical development	(637,984)	(234,479)	(403,506)	—
Volume incentive	(474,999)	(190,484)	(284,515)	—
Excess warranty expense reimbursements	(557,280)	(88,969)	—	(468,311)
Price protection	(1,823,334)	(1,823,334)	—	—
Price protection guaranteed minimum	(2,509,624)	—	(2,509,624)	—

Net activity	14,648,314	2,190,737	12,925,889	(468,311)

Prior year balances charged to cost of sales	5,072,579	5,072,579

Balance, September 30, 2004	$19,720,893	$7,263,316	$12,925,889	$(468,311)

Three months ended September 30, 2005
Purchases	$62,001,675	$12,158,546	$49,843,128
Prior year returned goods	3,630,966	3,630,966
Rebates, based on percentage of purchases:		—
Market development	(1,941,733)	(580,724)	(1,361,009)
Technical development	(2,330,080)	(705,933)	(1,624,146)
Volume incentive	(2,135,906)	(654,660)	(1,481,246)
Excess warranty expense reimbursements	(1,895,689)	(765,695)		(1,129,994)
Price protection	(13,411,950)	(13,411,950)
Price protection guaranteed minimum	(7,199,909)	—	(7,199,909)	—

Net activity	36,717,374	(329,449)	38,176,817	(1,129,994)

Prior year purchases charged to cost of sales	17,202,847	17,202,847	—	—

Balance, September 30, 2005	$53,920,221	$16,873,398	$38,176,817	$(1,129,994)

The total amount of rebates received by the Company from Kolin for the three months ended September 30, 2005 and September 30, 2004 is $16,118,961 and $2,525,416 respectively.
The Company is currently and has historically been significantly dependant upon Kolin as a supplier of product. Although the Company believes that it could obtain product from other sources, the loss of Kolin as a supplier could have a material impact on the Company’s financial condition and results of operations as the products may not be available on the same terms from another supplier.
The following table shows the net accounts payable (prepayment) balance to Kolin as of September 30, 2005:

Unpaid Invoices	$27,641,239
Price protection guaranteed minimum	(6,736,914)

Net accounts payable balance	$20,904,325

In addition, the Company has recorded reimbursements due from Kolin totaling $114,584 as “Other receivables, related parties” consisting of $18,542 in payroll expenses and $96,042 in other operating expenses incurred by the Company on Kolin’s behalf during the three months ended September 30, 2005. Also included in “Other receivables,

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
related parties” at September 30, 2005 is $23,932 in utility an operating cost reimbursements due from Lasertech, $21,271 in operating cost reimbursements from DigiMedia and $2,722 in interest on loans made to Brillian.
As of September 30, 2005, the Company had outstanding trade accounts receivable due from Lasertech of $81,735.
Due from Factor and Accounts Receivable
As of September 30, 2005, the Company had assigned $7,226,708 including $2,475,199 of accounts receivable for which CIT had not assumed the credit risk. As of September 30, 2005, the Company has recorded an allowance for doubtful accounts applicable to the accounts receivable for which CIT had not assumed the credit risk of $24,752. In addition, the Company has recorded as offsets against the amounts due from CIT of $1,812,545 for allowances for markdowns, advertising, rebate and other promotional programs provided to customers prior to September 30, 2005.
The Company does not assign certain of it accounts to CIT, primarily because the accounts are outside of the United Sates or because CIT has not approved the customer or the terms of such customers or invoice terms are not within the parameters acceptable to CIT. The Company’s accounts receivable at September 30, 2005 is as follows:

Accounts receivable, gross	$7,266,875
Allowance for doubtful accounts	(135,150)

Accounts receivable, net	$7,131,725

The accounts receivable shown above are after the Company has recorded an allowance for customer deductions for marketing and other related expenses granted by the Company to reduce outstanding accounts receivable by $194,256.
Inventories
Inventory at September 30, 2005 consisted of the following:

September 30,
2005
Components to be assembled	$1,402,796
Finished goods	37,025,851

Total	$38,428,647

Loan Payable, Bank
On September 28, 2005, Syntax entered into a new Business Loan Agreement with Preferred Bank under the following revised terms: 1) The aggregate facility was increased from $17,500,000 to $20,000,000; 2) the Borrowing Base was increased to the lesser of $20,000,000 or the sum of 80% of the accounts approved and assigned to CIT plus 40% of eligible inventory, up to a maximum of $10,000,000, with the following limitations:
a)	$10,000,0000 limitation for the issuance of letters of credit subject to a borrowing base;

b)	$5,000,000 for trust receipts and acceptances up to 90 days subject to the borrowing base;

c)	$10,000,000 for trust receipts and general working capital for up to 60 days subject to the borrowing base;

d)	The amounts in (a) plus (b) shall not exceed $10,000,000;

e)	The amounts in (a), (b) plus (c) shall not exceed $20,000,000.

f)	Interest to be charged at Preferred Bank’s prime rate plus 0.5% (7.25% at September 28, 2005).

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
Accounts receivable eligible to be included in the Borrowing Base include gross amounts assigned to CIT in accordance with the CIT Agreement, which remains substantially unchanged, other than that the funds collected by CIT pursuant to the CIT Agreement will now be utilized by Preferred Bank as follows: a) 25% to retire existing trust receipt loans on a first in first out basis; b) 60% to repay advances under the working capital portion of the loan facility, and; c) the remaining 15% to Syntax. Interest on cash advances is charged at Preferred Bank’s prime rate plus 0.5%. Additional requirements of this credit facility are that the Company maintains its primary operating accounts at Preferred Bank and that Syntax maintain positive annual taxable net income and submit quarterly internal financial statements within 60 days of the end of each quarter.
The new loan is personally guaranteed jointly and severally by the following individuals: James Ching Hua Li — Chief Executive Officer and director; Thomas Man Kit Chow — Chief Financial Officer and director; Tony Tzu Ping Ho — Chairman of the Board; Roger Kao — director (and Vice President of Kolin) and; Michael Chan — Chief Operating Officer and director up to a maximum of $10,000,000.
In addition, the Company agreed to provide to Preferred Bank a $10,000,000 standby letter of credit on terms acceptable to Preferred Bank from Hsinchu International Bank, the bank used by Kolin for its financing, as additional security for this facility.
The Company had $14,986,869 outstanding under this loan facility as of September 30, 2005 and interest expense for the three months ended September 30, 2005 totaled $259,632.
Major Customers and Suppliers
The Company had two non-related party customers that accounted for $6,095,635 or 84% and $1,459,963 or 20.0%, respectively, of the Company’s outstanding and unassigned accounts receivable at September 30, 2005. Accounts receivable that are assigned to CIT are not included herein as the credit risk is assumed by CIT. For the three months ended September 30, 2005, the Company had two customers, which accounted for $3,651,942 or 11.1% and $3,612,980 or 11.0% respectively of net sales. For the three months ended September 30, 2004, the Company had two customers, which accounted for $5,291,268 or 54.8% and $1,257,771 or 13.0% respectively of net sales.
Customers Outside Of the United States
Sales to customers outside of the United States consisted of the following:

	Three months ended September 30,
	2005	2004
North America sales	$23,743,898	$8,803,618
Asia sales	3,612,980	853,900

	$27,356,878	$9,657,518

Stock Option Grant
On July 4, 2005, the Company granted 991,300 options to purchase the common stock of Syntax exercisable for five years at an exercise price of $3.00 per share. Included in these option grants are 325,300 options to purchase the common stock of Syntax granted to employees of the Company, 406,000 options to purchase the common stock of Syntax granted to directors of Syntax, and 260,000 options to purchase the common stock of Syntax granted to outside consultants and other third parties pursuant to the Company’s 2005 Stock Incentive Plan and 2005 Deferred And Restricted Stock Plan. The fair value of these options, determined in accordance with the Black Scholes option-pricing model utilizing a volatility factor of 129%, a risk free interest rate of 4% and an expected life of five years is

SYNTAX CORPORATION
(Formerly the Home and Personal Entertainment Business of Syntax Groups Corporation)
Notes to Financial Statements
(Continued)
$2.59 per option granted for a total value of approximately $2,567,467. Of the 991,300 options granted, 824,600 options vested on August 14, 2005. Based upon all of the foregoing options becoming fully vested, the Company will recognize expense related to these options for the fiscal years indicated as follows:

June 30, 2006	$2,505,788
June 30, 2007	$61,679
Capital Transactions
During the three months ended September 30, 2005, Syntax Groups Corporation issued 1,400,000 shares of its common stock to unrelated investors and received cash proceeds of $4,200,000. These cash proceeds were contributed to Syntax Nevada and recorded as additional paid in capital.
25. Subsequent Events
As of November 30, 2005 the merger with Brillian was completed and the new combined entity changed its name to Syntax-Brillian Corporation.